City of Buenos Aires, April 3, 2025 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 MERCADOS S.A. Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, In addition to the Relevant Events informed on October 11, 2023, December 1, 2023, and April 11, 2024, we hereby inform that on March 3, 2025 the New York State Court has issued the final judgment (the “Judgment”) regarding the Class Action Settlement signed by Loma Negra C.I.A.S.A. (the "Settlement"), concerning the class action lawsuit of shareholders captioned “Dan Kohl v. Loma Negra CIASA, et al. - Index No. 653114/2018 (Supreme Court of the State of New York)” (the “Class Action”). Today, the Judgment has become final, meaning that the Settlement and the Class Action have been definitively concluded. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer